Filed Pursuant to Rule 424(b)(3)
Registration No. 333-255100

PROSPECTUS SUPPLEMENT NO. 23
(TO PROSPECTUS DATED MAY 27, 2022)

7,620,000
Units consisting of
Common Shares or
Pre-Funded Warrants to Purchase Common Shares and
Class A Warrants to Purchase Common Shares
Performance Shipping Inc.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated May 27, 2022 (“Prospectus”) of Performance Shipping Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-255100).

On December 15, 2022, the Company filed a Current Report on Form 6-K with the Commission as set forth below.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 15, 2022.

FORM 6-K

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Report of Foreign Private Issuer
Pursuant to Rule 13a-16 or 15d-16 of
the Securities Exchange Act of 1934

For the month of December 2022

Commission File Number: 001-35025

PERFORMANCE SHIPPING INC.
(Translation of registrant's name into English)

373 Syngrou Avenue
175 64 Palaio Faliro
Athens, Greece
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ___

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)7: ___

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's "home country"), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Attached to this Report on Form 6-K as Exhibit 99.1 is a copy of the press release of the Company dated December 15, 2022 titled “Performance Shipping Inc. Announces Delivery of the LR2 Aframax Tanker, M/T P. Long Beach”.

The information contained in this Report on Form 6-K (excluding the statements attributed to the Company’s Chief Executive Officer) is hereby incorporated by reference into the Company's registration statement on Form F-3 (File No. 333-197740), filed with the U.S. Securities and Exchange Commission (the “SEC”) with an effective date of August 13, 2014, the Company’s registration statement on Form F-3 (File No. 333-237637), filed with the SEC with an effective date of April 23, 2020, and the Company’s registration statement on Form F-3 (File No. 333-266946), filed with the SEC with an effective date of August 29, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERFORMANCE SHIPPING INC. (Registrant)

Dated: December 15, 2022

/s/ Andreas Michalopoulos
By: Andreas Michalopoulos
Chief Executive Officer